Exhibit (p)(vi)

MONDRIAN INVESTMENT

PARTNERS

CODE OF ETHICS

Effective: January 2012

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

Date	Version

September 27, 2004	Initial Code of Ethics

February 01, 2005	First Amendments to Code of Ethics

September 01, 2005	Second Amendment to Code of Ethics

January 01, 2007	Third Amendment to Code of Ethics

January 31, 2012	Fourth Amendment to Code of Ethics

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

INTRODUCTION

This Code of Ethics “Code” covers all employees of Mondrian Investment Partners Limited and Mondrian Investment Partners (U.S.), Inc. (collectively “Mondrian”). The Code includes standards of business conduct that are expected of Mondrian employees, and that reflect Mondrian’s fiduciary duties. The Code requires compliance with applicable UK regulations and U.S. federal securities laws, and incorporates procedures to implement such compliance. The responsibility for maintenance and enforcement of the Code lies substantially with the Chief Compliance Officer. Any violations of the Code must be reported promptly to the Chief Compliance Officer.

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

Section I

Summary of

Restrictions and Requirements

Tables

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

SECTION I

CODE OF ETHICS SUMMARY TABLE

	ACTIVITY		INVESTMENT PROFESSIONALS*	ACCESS PERSONS*

A.	Blackout Periods

	1.	Generally trading is prohibited until the third trading day following the execution of a Mondrian trade in that same Security. (see Section III for certain exemptions)	x	x

	2.	Trading by the named Portfolio Manager of a U.S. Registered Investment Company (“RIC”) is prohibited for seven calendar days before or after the execution of a trade in that same Security for that RIC.	x

B.	Preclearance

1.

All transactions in Securities, including IPO’s, must be precleared (see Section III for certain exemptions). Preclearance requests should be submitted using the automated personal account dealing system PTA Connect. Staff will be notified of approved or denied transactions via email.

Preclearance is generally only valid for twenty-four hours. Pre-clearance requests for IPO’s should be made to Compliance Team by e-mail (they are not handled through the PTA pre-clearance process).

			x	x

C.	Transactions

	1.	No more than twenty (20) Security transactions are permitted per calendar month. This limit is applicable in aggregate to all Security transactions in which the covered person has a beneficial interest.	x	x

D.	Initial Public Offering

	1.	Purchasing any initial public offering without PRIOR written consent from the Compliance Team is prohibited.	x	x

E.	Private Placement

	1.	Purchasing any private placement without PRIOR written consent from the Compliance Team is prohibited.	x	x

	2.	You must notify the Compliance Team if you hold a private placement of which the issuer is subject to investment consideration by Mondrian.	x

F.	Ban on Short-Term Trading Profits

	1.	All positions must be held for a period of 60 days, in aggregate, before they can be closed at a profit. Any short term trading profits are subject to disgorgement procedures (see Section III for certain exemptions).	x	x

G.	Gifts & Entertainment; Charitable and Political Giving; Placement Agents; Bribery

	1.	Prior to accepting gifts or an offer of entertainment valued in excess of £10 ($15), where practical, you must obtain approval from the Chief Compliance Officer. Where this is not practical the receipt of a gift or offer of entertainment must be reported to the Chief Compliance Officer forthwith.	x	x

	2.	All gifts and entertainment provided, regardless of value must be disclosed. Prior to providing gifts or entertainment in excess of £200 ($300) you must obtain approval from the Chief Compliance Officer (where practical).	x	x

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

SECTION I

	ACTIVITY		INVESTMENT PROFESSIONALS*	ACCESS PERSONS*

G.	Gifts & Entertainment; Charitable and Political Giving; Placement Agents; Bribery (continued)

	3.	Staff are prohibited from using their personal charitable giving to influence decision makers in a way that could reasonably be seen to benefit Mondrian directly or indirectly.	x	x

	4	Unless approved in advance by the Chief Compliance Officer, staff are prohibited from making any contribution to any political campaign or political organisation, in the United States.	x	x

	5.	Unless approved in advance by the Chief Compliance Officer, staff are prohibited from making any payment to any placement agent.	x	x

	6.	Staff are prohibited from offering or paying a bribe, requesting a bribe, or bribing a foreign public official.	x	x

H.	Service as a Director

	1.	You must receive PRIOR written approval from the Compliance Team before you may serve on the board of directors, board of trustees or similar governing or oversight body of any company (public or private), charity, endowment, foundation or similar organisation.	x	x

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

SECTION I

REPORTING REQUIREMENTS TABLE

	REPORTING REQUIREMENTS		INVESTMENT PROFESSIONALS*	ACCESS PERSONS*
A.	Disclosure of all Personal Holdings
1.

All personal holdings must be loaded onto PTA Connect within 10 days of employment and reported annually thereafter.

A member of the Compliance team will initiate the process by creating an account on the system and providing training. Reminders for submission of annual holdings reports will be sent to all staff.

			x	x

B.	Records of Securities Transactions

	1.	Employees must direct their broker(s) to forward confirmations of personal transactions and monthly account statements to the Compliance Team.	x	x

	2.	Employees are required to complete a Personal Securities Transaction declaration within 10 days of each quarter end using PTA Connect. Reminders for submission of these declarations will be sent to all staff.	x	x

C.	Periodic Certification of Compliance with Code of Ethics

1.

Employees must certify that they have read and understand the Code of Ethics and have complied with all requirements of the Code. The certification will be completed on PTA Connect.

The frequency of these certifications will be determined by the Compliance Team.

			x	x

D.	Quarterly Gifts, Entertainment, Charitable and Political Giving; Placement Agents and Bribery Certification

1.

Employees must certify that:

•        they have reported all relevant gifts, entertainment and hospitality

•        they have not used personal charitable giving to influence a decision in a way that could reasonably be seen to benefit Mondrian, directly or indirectly

•        they have not made any contribution to any political campaign or political organisation in the United States

•        they have not made any payment to any placement agent

•        they have not offered or paid a bribe (in any jurisdiction), requested or received a bribe (in any jurisdiction), or bribed a foreign public official.

			x	x
E.	Violations
	1.	Employees must report any violations of the Code promptly to the Chief Compliance Officer.	x	x

*	Applies not only to the employee but, but also to members of the same household. Refer to the full Code for complete details.

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

Section II

Code of

Ethics

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

A. CREDO

It is the duty of all Mondrian employees, officers and directors to conduct themselves with integrity, and at all times to place the interests of clients first. In the interest of this credo, all personal securities transactions will be conducted consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility. The fundamental standard of this Code is that personnel should not take any inappropriate advantage of their positions.

Mondrian is authorised and regulated by the Financial Services Authority in the UK and the Securities and Exchange Commission in the US. Both regulators set standards of ethical conduct which this Code is designed to adhere to. Furthermore, Rule 17j-1 under the US Investment Company Act of 1940 and Rule 204A-1 of the US Investment Advisers Act of 1940 (the “Rules”) make it unlawful for certain persons, including any employee, officer or director of an investment adviser, in connection with the purchase or sale by such person of a security held or to be acquired by a client account:

(1)	To employ any device, scheme or artifice to defraud;

(2)	To make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

(3)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or

(4)	To engage in any manipulative practice.

The Rules also require investment adviser firms to adopt a written code of ethics containing provisions reasonably necessary to prevent certain persons from engaging in acts in violation of the above standard. Investment adviser firms should also use reasonable diligence and institute procedures reasonably necessary to prevent violations of that code. Employees must report any violations of the Code promptly to the Chief Compliance Officer.

This Code of Ethics is being adopted by Mondrian in compliance with the requirements of the Rules and to effect the purpose of the Credo set forth above.

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

B. DEFINITIONS:

“Access Person”

means any Mondrian employee who has access to non-public information regarding clients’ securities transactions or who has access to non-public information regarding a client’s portfolio holdings. This definition includes all staff who are not Investment Professionals e.g. client services and administrative staff. Those persons deemed to be Access Persons will be notified of this designation.

“Beneficial ownership”

shall be as defined in Section 16 of the US Securities Exchange Act of 1934 and the rules and regulations thereunder. Generally speaking, a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a Security, is a “beneficial owner” of the Security. For example, a person is normally regarded as the beneficial owner of Securities held by members of his or her immediate family sharing the same household. Additionally, ownership of a Derivative constitutes beneficial ownership of the underlying Security itself.

“Broker”

means any entity with which an employee can establish a trading arrangement to facilitate the execution of a Security transaction including banks, dealers, internet trading facilities and spread betting service providers.

“Chief Compliance Officer”

means the person named as Chief Compliance Officer of Mondrian Investment Partners Limited.

“Control”

shall mean investment discretion in whole or in part of an account regardless of beneficial ownership, such as an account for which a person has power of attorney or authority to effect transactions.

“De minimis transaction”

shall mean a transaction in an investment that is too small from a Conflict of Interest perspective to materially impact Mondrian Clients. A de minimis transaction is one where the trade has a nominal value of less than £1000/$1500 (NB: this does not cover derivative exposure)

“Derivative”

shall include futures, options, contracts for differences, spread betting or any other device that provides exposure to profits or losses from any financial instrument or index (NB: this is intended to cover a wide range of financial exposures e.g. it includes interest rates and currencies).

“Entertainment”

Attendance at an event (widely defined) given to/by a Mondrian staff member (whether or not including spouse or other guest) by/to a business related contact (whether or not including spouse or other guest) where the host would attend the event with the guest(s). Examples might include:

•	Meals or other forms of food & drink provided by a business contact (see definition of Meals below)

•	After a conference the host may invite a Mondrian staff member to attend a sports even or show

•	Mondrian client services staff entertain a group of client representatives and their spouses to an evening meal and the theatre

“Exchange Traded Fund (“ETF”)”

means a security that tracks an index, a commodity or a basket of assets like an index fund, but trades like a stock on an exchange. ETF’s are considered to be a Security for the purposes of this Code.

“G7”

The G7 is a group of seven industrialised nations. The group includes Canada, France, Germany, Italy, Japan, United Kingdom, and United States of America.

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

“Gift”

An item of value given to/by a Mondrian staff member (whether or not including spouse or other guest) by/to a business related contact (whether or not including spouse or other guest). Examples might include:

•	A company that Mondrian is researching gives a product sample to an Investment Professional for their personal use which they keep

•	A broker gives a Trader a case of wine at Christmas

•	A Mondrian Client Services Officer gives a client Trustee or a consultant tickets to a sporting event

“High Quality Short-Term Debt Instruments”

shall mean any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by an internationally recognised statistical rating organisation.

“Investment Professional”

means any employee who, in connection with his/her regular functions or duties, makes or participates in, the making of investment decisions affecting a client. Investment Professional includes portfolio managers, research analysts and anyone that assists them directly in the execution of their duties e.g. implementation staff and assistant portfolio managers. Secretarial support staff working within the investment teams are not included in this definition.

“Managed Accounts”

means an account that is professionally managed by a third party. Managed Accounts require pre-approval through the Compliance Team prior to starting up the account. The Compliance Team will consider the facts and circumstances of the account, including the functions and duties of the employees, when approving or denying such accounts. Trading in Managed Accounts is exempt from preclearance requirements. However, all trades still require reporting and duplicate statements and confirmations must be sent to the Compliance Team. Preclearance is only exempt for trades initiated by the third party. All trades initiated by the employee require preclearance.

“Meals”

means:

•	evening restaurant meals offered by brokers and other service providers

•	Invitations of hospitality at the homes of brokers and other service providers

“Mondrian”

means Mondrian Investment Partners Limited and Mondrian Investment Partners (U.S.), Inc.

“Physical Commodity”

means the actual commodity that is delivered to a futures contract buyer when the expiration of the commodity contract occurs. Metals such as copper, gold, and silver and agricultural products such as cattle, wheat, and soybeans are examples of physical commodities.

“PTA Connect”

means the web-based system used by Mondrian to manage the approval, reporting and record keeping processes associated with personal account trading and Gifts and Entertainment.

“Security”

(Important Note: If you are uncertain as to whether a holding or position falls within the definition of a Security you should assume it is included unless advised otherwise by the Compliance Team.)

shall have the meaning as set forth in Section 2(a)(36) of the US Investment Company Act of 1940 which provides a very broad ranging definition of a security. In addition, the purchase, sale or exercise of a Derivative shall constitute the purchase or sale of the underlying Security or exposure.

The following instruments are excluded:

•	securities issued or guaranteed by Supranationals and their agencies:

•

securities issued by a G7 government, and in the case of the government of the United States or any of its federal agencies, bankers’ acceptances, bank certificates of deposit, commercial paper, High Quality Short-term Debt Instruments including repurchase agreements

•	securities issued by governmental agencies or government guaranteed entities of a G7 country

•	unit investment trusts (“UIT”) (but see below)

•	shares of open-end registered investment companies (but see below)

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

•	municipal fund securities

•	US 529 Plans

To help clarify the above exclusions the following instruments are not excluded (and therefore are subject to the restrictions of this Code)

•	mutual funds and unit investment trusts of which Mondrian is the adviser and/or sub-adviser, see Appendix A for a list of these Funds

•	UK registered Investment Trusts

•	Exchange Traded Funds (“ETF”)

•	UIT exchange traded funds

“Security being “considered for purchase or sale” or “being purchased or sold””

means when a recommendation to purchase or sell the Security has been made and communicated to the Trading Desk and with respect to the person making the recommendation, when such person seriously considers making, or when such person knows or should know that another person is seriously considering making, such a recommendation.

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

C. PROHIBITED ACTIVITIES

I.	The following restrictions apply to all Access Persons and Investment Professionals.

(a)	No Access Person or Investment Professional shall engage in any act, practice or course of conduct, which would violate the provisions of the Rules set forth above.

(b)	No Access Person or Investment Professional shall purchase or sell, directly or indirectly, any Security which to his/her knowledge is being actively considered for purchase or sale by Mondrian; except that this prohibition shall not apply to:

(1)	purchases or sales that are non-volitional on the part of either the person or the account;

(2)	purchases which are part of an automatic dividend reinvestment plan;

(3)	purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

(4)	other purchases and sales specifically approved by the Chief Executive Officer, with the advice of the General Counsel and/or the Chief Compliance Officer, and deemed appropriate because of unusual or unforeseen circumstances. A list of any securities excepted will be maintained by the Compliance Team; and

(5)	purchases or sales made by a third party in a Managed Account, provided that such purchases or sales do not reflect a pattern of conflict.

(c)	No Access Person or Investment Professional may execute a buy or sell order for an account in which he or she has beneficial ownership or control until the third trading day following the execution of a Mondrian buy or sell order in that same Security.

(d)	Despite any fault or impropriety, any Access Person or Investment Professional who executes a buy or sell for an account in which he/she has beneficial ownership or control either (i) before the third trading day following the execution of a Mondrian order in the same Security, or (ii) when there are pending orders for a Mondrian transaction as reflected on the open order blotter, shall forfeit any profits made (in the event of purchases) or loss avoided (in the event of sales), whether realised or unrealised, in the period from the date of the personal transaction to the end of the proscribed trading period. Payment of the amount forfeited shall be made by cheque or in cash to a charity of Mondrian’s choice and the payment will be overseen by the Compliance Team.

(e)	Except for Managed Accounts meeting the provisions of Section I(b)(5) above, each Access Person’s and each Investment Professional’s personal transactions or transactions for an account in which he/she has beneficial ownership or control must be precleared using the PTA Connect system. The request for preclearance must be submitted prior to entering any orders for personal transactions. Preclearance is generally only valid for 24 hours after the request is authorised and if the order is not executed within the 24 hour period, the preclearance request must be resubmitted. In certain circumstances, where the timing of the trade execution is outside of the control of the Access Person or Investment Professional, the Compliance Team may allow an extension to this period. Regardless of preclearance, all transactions remain subject to the provisions of (b), (c) and (d) above.

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

(f)	Short term trading in Securities resulting in a profit is prohibited. All opening positions must be held for a period of 60 days, in the aggregate, before they can be closed at a profit (see Section III for certain exemptions). Any short term trading profits are subject to the disgorgement procedures outlined above and at the maximum level of profit obtained. The closing of positions at a loss within 60 days is not prohibited.

(g)	Access Persons and Investment Professionals are prohibited from purchasing any initial public offering without the PRIOR written consent of the Compliance Team. A separate approval form will need to be completed.

(h)	No Access Person or Investment Professional shall purchase any private placement without express PRIOR written consent by the Compliance Team. All private placement holdings are subject to disclosure to the Compliance Team.

(i)	No Access Person or Investment Professional shall operate a brokerage or other trading account(s) with an individual or combined net loss in any Derivative position of more than £25,000 ($40,000). Brokerage or other trading accounts with an individual or combined net loss of more that £20,000 ($30,000) should be reported to the Compliance Team immediately. In relation to positions covered by assets held separately (i.e. not in the brokerage account which has a net loss position), the Chief Compliance Officer may permit an exemption from this requirement.

(j)	No Access Person or Investment Professional shall participate in online discussions related to Securities (e.g. internet discussion boards or chat rooms) by posting or encouraging others to post. This prohibition includes all Securities whether or not held by Mondrian clients. Access Persons and Investment Professionals are not prohibited from passively reading such online discussions.

(k)	Access Persons and Investment Professionals require PRIOR written approval from the Compliance Team before they may serve on the board of directors, board of trustees or similar governing or oversight body of any company (public or private), charity, endowment, foundation or similar organisation.

II.	In addition to the requirements noted in Section I, the following additional restrictions apply to all Investment Professionals.

(a)	Investment Professionals that hold a private placement must receive permission from the Compliance Team prior to any participation by such person in Mondrian’s consideration of an investment in the same issuer.

(b)	No named Portfolio Manager of a U.S. Registered Investment Company (“RIC”) may execute a buy or sell order for an account for which he/she has beneficial ownership within seven calendar days before or after that RIC account, trades in that Security.

(c)	Despite any fault or impropriety, any Investment Professional who executes a personal transaction within seven calendar days before or after a RIC account, for which they are a named Portfolio Manager, trades in that Security, shall forfeit any profits made (in the event of purchases) or loss avoided (in the event of sales), whether realised or unrealised, in the period from the date of the personal transaction to the end of the prescribed trading period. Payment of the amount forfeited shall be made by cheque or in cash to a charity of Mondrian’s choice and the payment will be overseen by the Compliance Team.

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

D.	GIFTS & ENTERTAINMENT; CHARITIABLE AND POLITICAL GIVING; PLACEMENT AGENTS; BRIBERY

I.	The following restrictions apply to all Access Persons and Investment Professionals.

(a)	Gift and Entertainment Receipt:

(i)	Staff should not retain Gifts or accept offers of Entertainment valued at over £10 ($15) without obtaining the PRIOR consent of the Chief Compliance Officer.

(ii)	Where it is not practical to obtain consent (e.g. a client presents a portfolio manager with a Gift during a meeting) it must be reported to the Chief Compliance Officer as soon as possible after receipt. The Chief Compliance Officer will determine whether or not the recipient can retain the Gift. Items of material value must be surrendered to the Chief Compliance Officer and they will be included in a Christmas Charity raffle.

(iii)	Invitations to attend events (e.g. a broker Christmas party or a sports event) cannot be accepted without obtaining the PRIOR consent of the Chief Compliance Officer. Any applications for approval must be in writing and include a justification for attending the event and a valuation of the Entertainment event provided by the person offering the invite (please use the form on the Compliance & Risk page of the intranet)

(iv)	Please see additional guidance in Section H below and the guidance notes in the Compliance & Risk page of the intranet for further details.

(b)	Gift and Entertainment Giving:

(i)	All Gifts and Entertainment to clients, consultants or other business related contacts must be reported (regardless of whether the staff member seeks reimbursement from Mondrian) using the relevant expense reimbursement forms/system.

(ii)	Staff may not give Gifts or Entertainment valued in excess of £200 ($300) to clients, consultants or other business related contacts without the prior consent of the Chief Compliance Officer or Chief Executive Officer (where practical).

(iii)	Mondrian may from time to time impose limits on the value of gifts or entertainment that individuals can give and that Mondrian staff, in total, can give to a particular party over a set period of time. These will be separately notified to staff as and when necessary.

(c)	Charitable Giving.

Staff are prohibited from using their personal charitable giving to influence decision makers in a way that could reasonably be seen to benefit Mondrian directly or indirectly (e.g. a Client Services Officer making a large donation to a charity supported by a consultant who may be influential in Mondrian’s appointment or retention by a client would not be permitted). Note that the restrictions with respect to political giving supersede the restrictions with respect to charitable giving (e.g. a nominal gift to a charity at the suggestion of a person running for state political office in the United States would not be permitted). This prohibition also applies to staff member’s spouse or life partner and immediate family members.

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

(d)	Political Giving

Staff are prohibited from using their personal political giving to influence decision makers in a way that could reasonably be seen to benefit Mondrian directly or indirectly (e.g. a Client Services Officer making a political contribution to a candidate for state elected office who may be influential in Mondrian’s appointment or retention by a client would not be permitted). Laws have been implemented at the US federal, state and local level, which are not always consistent and a violation can result in termination of Mondrian by the client. For example, some jurisdictions have restrictions on the amount that a business may contribute and still be eligible to be a vendor to that jurisdiction. Since donations from staff members can be attributable to Mondrian’s limit, it is important that there be transparency in personal political giving. In addition, a contribution to the campaign of a person that holds state level office but is running for federal level office may violate a state prohibition on contributions.

Specifically, unless approved in advance by the Chief Compliance Officer, staff are prohibited from making any contribution to any political campaign or political organisation, in the United States, except as set out below. This prohibition also applies to staff member’s spouse or life partner and immediate family members. Contributions include both directly or indirectly, including for example cash, volunteering, in-kind contribution, soliciting, providing a loan, serving as an intermediary, aggregating contributions or contributing to a political action committee. Covered political campaigns include for example, governor, controller, treasurer and trustee of a pension fund.

If approved in advance by the Chief Compliance Officer, staff members are generally permitted to make contributions to a political campaign for an elected office that the staff member may vote for and with respect to United States national or federal level political activities (i.e. House of Representatives, Senate, President, Democratic National Committee and Republican National Committee)

Information regarding personal political giving will be kept confidential by Mondrian and only revealed when required by applicable law, rule or policy.

(e)	Placement Agents and Pay-to-Play

Unless approved in advance by the Chief Compliance Officer, staff are prohibited from, or causing Mondrian to, directly or indirectly, engage hire, retain, pay, engage or otherwise compensate any third party to act as a placement agent, solicitor, finder, marketer, consultant or broker or other intermediary for the purpose, explicitly or implicitly, of selling or facilitating the sale of any Mondrian service (such as investment advisory services) or security (such as an interest in a Mondrian limited partnership). This prohibition also applies to staff member’s spouse or life partner and immediate family members.

(f)	UK Bribery Act

The UK Bribery Act 2010 defines four criminal offences for which penalties include imprisonment and fines:

(i).	offering or paying a bribe;

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

(ii).	requesting or receiving a bribe;

(iii).	bribing a foreign public official;

(iv).	a corporate offence of failing to prevent bribery being undertaken on the corporation’s behalf.

Any suspicions of bribery being undertaken or received should always be reported immediately to the Chief Compliance Officer. Any failure to comply with this requirement may constitute a serious disciplinary offence and could result in dismissal.

For clarification, Mondrian prohibits all forms of bribery, regardless of whether of a “foreign public official” or any other individual or organisation.

E.	PERSONAL CONFLICTS OF INTEREST

The following restrictions apply to all Access Persons and Investment Professionals.

Staff members are required to disclose to the Chief Compliance Officer if, to their knowledge, they or their family members (including spouse or life partner and immediate family members) currently or previously have been associated with any client, prospective client, vendor, prospective vendor, trading partner, governmental agency, regulator or other party which may create the appearance of a conflict of interest. Examples where disclosure would be required include:

•	Staff member’s spouse holds elective office

•	Staff member’s brother is a lobbyist

•	Staff member’s adult child is a broker

•	Staff member’s sister is employed by a client

•	Staff member was previously employed by a governmental body

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

F.	REQUIRED REPORTS

I.	The following reports are required to be made by all Access Persons and Investment Professionals.

(a)	Disclose brokerage or other trading relationships at employment and at the time of opening any new account. All brokerage accounts should be set-up on PTA Connect by the staff member.

(b)	Direct their brokers to supply to the Compliance Team, on a timely basis, duplicate copies of all confirmations and statements for all brokerage or other trading accounts and Managed Accounts. (In the U.K., all contract notes and periodic statements). In the case of a brokerage relationship where a margin account is available (NB: this includes a spread betting account), the broker must supply the Compliance Team with a monthly statement.

(c)	Each quarter, no later than the tenth day after the end of the calendar quarter, complete a Personal Security Transaction declaration using PTA Connect.

(d)	All personal holdings must be loaded onto PTA Connect no later than 10 days following commencement of employment. A member of the Compliance team will provide instructions on system usage.

(e)	Provide Annual Holdings reports containing information regarding all personal Securities holdings. This report must be current as of a date no more than 30 days before the report is submitted. The report should be submitted using PTA Connect.

(f)	Quarterly Gift and Entertainment, Charitable, Political and Other Giving; Placement Agent and Bribery certifications must be submitted by the end of the month following each calendar quarter end. Certifications are to be submitted using PTA Connect.

(g)	Immediately notify the Compliance Team upon obtaining a 1% interest in a company which Mondrian holds for clients.

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

G.	ADMINISTRATIVE PROCEDURES

I.	The following administrative procedures shall apply.

(a)	The Compliance Team will identify all Access Persons and Investment Professionals and will notify them of this classification and their obligations under this Code. The Compliance Team will also maintain procedures regarding the review of all reports required to be made under the Rules.

(b)	The Compliance Team shall keep records of Access Persons’ and Investment Professionals’ holdings and transaction reports, the names of all Access Persons and Investment Professionals for the past five years, and records of decisions approving Access Persons’ and Investment Professionals’ acquisitions of IPO’s and private placements. The Compliance Team shall maintain copies of the Code of Ethics, records of Code violations and action taken as a result of Code violations, and copies of employees’ acknowledgements of receipt of the Code. Such records shall be kept by the Compliance Team for five years in an easily accessible place and for the first two years in Mondrian’s office premises.

(c)	The Compliance Team shall perform periodic reviews of notifications and reports required to be made under the Rules, as part of its annual Compliance Monitoring Programme.

(d)	The Compliance Team shall report to the Chief Compliance Officer any apparent violations of the prohibitions or reporting requirements contained in this Code of Ethics. The Chief Compliance Officer will review the reports made and determine whether or not the Code of Ethics has been violated and shall determine what sanctions, if any, should be imposed in addition to any that may already have been imposed. Breaches of this Code of Ethics are considered to be a serious matter and can lead to disciplinary action, up to and including, dismissal.

(e)	Failure to pre-clear a Gift or Entertainment event may result in the recipient being required to refund the provider the full value of the Gift or Entertainment. This is very likely if the Gift or Entertainment would not have been approved if preclearance had been sought.

(f)	On a quarterly basis, a summary report of material violations of the Code and the sanctions imposed will be made to the Compliance Committee (a committee of the Board of Directors of Mondrian Investment Partners Limited). In reviewing this report, the Compliance Committee will consider whether the appropriate sanctions were imposed. When the Compliance Team finds that a transaction otherwise reportable above could not reasonably be found to have resulted in a fraud, deceit or manipulative practice in violation of the Rules, it may, in its discretion, lodge a written memorandum of such finding in lieu of reporting the transaction.

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

H.	GENERAL GUIDANCE

I.	The following general guidance shall apply.

(a)	The value of Gifts and Entertainment should be determined using the following guidelines:

•

The full value of any entertainment package should be disclosed i.e. if an event includes food and beverages, they must be taken into account. Often the package will be provided by a corporate hospitality provider and there will be a total cost price available from the provider.

•	Where the value of a Gift or Entertainment is not easily determined, the provider of the Gift or Entertainment will be asked to confirm the cost in writing.

•	If no independent value is available, a best estimate which errs on the high side should be given. The market value of a gift should be taken into account in making that determination.

•

The value of any gift received by or given to a spouse or other guest must also be reported (for example if a broker provides an entertainment package and the Mondrian staff members brings their spouse, the value provided to the spouse must also be reported).

(b)	Stop loss arrangements may be put in place to limit exposure to loss in fast moving markets provided that:

•	details of the stop loss limit are noted in the comments section of the PTA Connect preclearance request

•	the stop loss limit is not adjusted during the life of the derivative position without a new preclearance being sought and approved

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

Appendix A – List of Mutual Funds subject to the Code of Ethics

(as at January 2012 – an up to date version of this list is maintained on the Compliance and Risk page of the Mondrian Intranet.)

•	BBH International Equity Fund

•	Columbia Multi-Advisor International Value Fund

•	Delaware Pooled Trust – The Emerging Markets Portfolio

•	Delaware Pooled Trust – The Global Fixed Income Portfolio

•	Delaware Pooled Trust – The International Equity Portfolio

•	Delaware Pooled Trust – The Labor Select International Equity Portfolio

•	Guidestone Funds Trust – The International Equity Fund

•	Laudus International MarketMasters Fund

•	Laudus Mondrian – Family of Funds

•	Lincoln Variable Insurance Products Trust – Global Income Fund

•	Lincoln Variable Insurance Products Trust – International Fund

•	Mondrian Investment Group – Range of Limited Partnerships

•	Old Westbury Funds, Inc – Old Westbury Global Small and Mid Cap Fund

•	Optimum Fund Trust – Optimum International Fund

•	PACE Select Advisors Trust – PACE International Emerging Markets Equity Investments

•	PACE Select Advisors Trust – PACE International Equity Investments

•	RiverSource Variable Portfolio – Mondrian International Small Cap Fund

•	Russell Investment Company – International Fund

•	Russell Investments Canada – Overseas Equity Fund

•	Russell Investments Canada – Sovereign Overseas Equity Pool

•	Threadneedle (Lux) – Focused Emerging Markets Equity

•	TIFF Investment Program, Inc – TIFF Multi-Asset Fund

•	Vantagepoint International Fund

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

Section III

Exemption List

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

A. EXEMPTIONS TO CODE RULES

The following requirements of this Code do not apply to investments in the Exempted Securities described in B below:

1.	Trade Preclearance

2.	The three day blackout period rule

3.	The 60-day minimum hold rule

B. EXEMPTED SECURITIES

The following instruments are defined as Exempted Securities when used to track or provide exposure to the investments and exposures listed in C below:

•

Derivatives as defined in Section II B. “Derivative” shall include futures, options, contracts for differences, spread betting or any other device that provides exposure to profits or losses from any financial instrument or index (NB: this is intended to cover a wide range of financial exposures e.g. it includes interest rates and currencies).

C. EXEMPTED INVESTMENTS AND EXPOSURES

The following forms of investment and obtaining exposure to underlying assets are exempted from the requirements of the Code listed in A above:

1. Exempted Securities which track or provide exposure to the following indices:

•	MSCI EAFE

•	MSCI Emerging Markets

•	Dow Jones Industrial Average

•	S&P 500 Index

•	S&P 100 Index

•	NASDAQ 100 Index

•	Russell 2000 Index

•	EUROTOP 100 Index

•	Financial Times Stock Exchange (FT-SE) 100 Index

2. Exempted Security positions that pair any of the following currencies:

•	Sterling

•	US Dollar

•	Euro

•	Japanese Yen

3. Exempted Security positions on interest rates.

4. Exempted Security positions which track indices or provide exposure to bonds issued by G7 governments.

5. Exempted Securities which track a physical commodity index or provide exposure to physical commodities e.g. foods, grains, metals & oil

D. DE MINIMIS TRANSACTION EXEMPTION

De minimis transaction (as defined in section II) in any security can be exempted from the Code requirements listed in A above where specifically agreed in advance with the Chief Compliance Officer.

Please remember that:

•	All other requirements of the Code of Ethics may still apply including the need to report transactions in these instruments and the maximum loss restriction.

•

Staff are responsible for ensuring that their PTA Connect accounts reflect all holdings in Securities covered by this Code i.e. you need to update your account to show transactions in the exempted securities

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

Section IV

Insider Trading

Policies and Procedures

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

INSIDER TRADING POLICIES AND PROCEDURES

A. Introduction

Mondrian Investment Partners Limited and Mondrian Investment Partners (U.S.), Inc. (collectively “Mondrian”) and you, as a Mondrian employee, are regulated by certain laws governing insider trading. To protect both you and Mondrian from legal liability, Mondrian has prepared this Policy Statement on Insider Trading and Securities Fraud, which establishes specific standards that will facilitate your compliance with applicable legal requirements. The Policy Statement describes limitations, restrictions and procedures for transactions in securities and other instruments by Mondrian employees for themselves or for accounts over which they may have discretion or influence.

All employees are expected to be familiar with and to abide by this Policy Statement. From time to time, you may be asked to certify that you understand and have complied with this Policy Statement. Supervisory officers should periodically reinforce the importance of this Policy Statement to employees under their supervision and point out provisions of particular relevance.

There may be limited circumstances that warrant a waiver to certain rules of this Policy Statement. Requests for any such waivers must be fully documented and approved in advance by the Chief Executive Officer with the advice of the General Counsel and Chief Compliance Officer. All waivers and violations of this Policy Statement must be reported promptly to the Insider Trading Committee.

If you have any questions about the Policy Statement, ask your supervisor or consult with the Compliance Team. If you suspect that there has been a violation of this Policy Statement, you should contact the Compliance Team. All such communications will be handled in a confidential manner.

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

B. Definitions

Terms used in this Policy Statement are defined as follows:

Material Information:

Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, sell, or hold securities. Obviously, information that would affect the market price of a security would be material. A few examples of information that might be considered material:

•	dividend increases or decreases;

•	extraordinary borrowings or liquidity problems;

•	a proposal or agreement for merger, acquisition, or divestiture;

•	pending discoveries or developments such as new products or patents;

•	a proposal to redeem securities;

•	developments regarding a company’s senior management;

•	information about major contracts or orders.

The above list is not intended to be exhaustive. All relevant circumstances must be considered in making a determination. If in doubt, you should treat the information as material and consult with Legal or Compliance.

Non-public information:

Information about a company is non-public if it is not generally available to the investing public. Information received under circumstances indicating that it is not yet in general circulation and may be attributable, directly or indirectly, to the company or its insiders may be deemed non-public information. Information appearing in widely accessible sources - such as newspapers and the Dow Jones News Wire - becomes public relatively soon after publication but you should not assume that the information is immediately in the public domain; information appearing in less accessible sources - such as regulatory filings or analysts’ reports - may take 48 hours or more before it is deemed public. If you have any doubt about whether information meets the legal requirements for being public, consult with Legal or Compliance before taking any action.

Securities Fraud:

Securities fraud can occur in various ways and generally includes any act or practice which employs material non-public information to defraud another. For instance, engaging in personal transactions in securities with knowledge that they are being purchased or sold by a Mondrian Fund or managed separate account where an advantage might be gained as a result of these transactions is prohibited. This type of information is both confidential and proprietary and its use for personal gain through personal securities transactions is a violation of U.K. and U.S. federal securities laws.

Insider:

The concept of “insider” is broad. It includes officers, directors and employees of the company, which issued the securities in question. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and, in that capacity, is given access to information which is intended solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organisations. In addition, Mondrian may become a temporary insider of a company it advises or for which it performs other services. The U.S. Supreme Court has held that a company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

Insider Trading:

Although not specifically defined in the federal securities laws, the term insider trading is generally used to refer to the use of material non-public information to trade in securities (in certain instances, whether or not one is an “insider”) or the communication of material non-public information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

a.	Trading by an insider while in possession of material non-public information, or

b.	Trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

c.	Communicating material non-public inside information to others for personal profit or for the profit of another person.

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

C. POLICY STATEMENT AND PENALTIES

Policy Statement

No officer, director or employee of Mondrian shall trade securities, either personally or on behalf of others, including client accounts managed by Mondrian, while in the possession of material non-public information directly or indirectly acquired:

•	from sources within the corporation whose securities are involved;

•	in violation of law or breach of duty to such corporation; or

•	otherwise in connection with any scheme, practice or device to commit a fraud involving the purchase or sale of securities.

In addition, no officer, director, or employee of Mondrian shall communicate such material non-public information to others.

This Policy Statement applies to every officer, director and employee and extends to activities within and outside their duties at Mondrian.

Every officer, director and employee must read and retain this Policy Statement. Any questions regarding this Policy Statement or the procedures described herein should be referred to Legal or Compliance.

This Policy Statement is designed to prevent the misuse of material non-public information in violation of the UK laws, FSA rules, US federal securities laws and the rules and regulations thereunder, including so-called “insider trading” and other unlawful and fraudulent practices. This Policy Statement is in addition to the policies under Mondrian’s Code of Ethics.

Penalties for Insider Trading and Securities Fraud

Penalties for violating the relevant UK and US federal securities laws and the rules and regulations thereunder by trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and for their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties may include:

•	civil injunction

•	significant damages

•	disgorgement of profit made or loss avoided

•	jail sentences

•	unlimited fines for the person who committed the violation whether or not the person actually benefited, and

•	unlimited fines for the employer or other controlling person.

Any violation of this Policy Statement can be expected to result in serious sanctions by Mondrian including dismissal of the person involved. In addition, all violations of criminal laws applicable to Mondrian are reported to the appropriate authorities for possible prosecution.

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

D. PROCEDURES

The following procedures have been established to aid the officers, directors and employees of Mondrian in avoiding insider trading, and to aid Mondrian in preventing, detecting and imposing sanctions with respect to insider trading. Every officer, director and employee of Mondrian must follow these procedures or risk serious sanctions, including dismissal by Mondrian and the imposition of substantial personal liability and criminal penalties.

1. Identifying Prohibited Transactions

Before trading for yourself or others, including investment companies or private accounts managed or advised by Mondrian, in the securities of a company about which you may have what may be confidential or potential inside information, ask yourself the following questions:

a.	Is the information “inside” information? Has the information been acquired, directly or indirectly (i) from sources within the corporation whose securities are involved or (ii) in violation of the law or the breach of any duty to such corporation?

b.	Even if the information is not “inside” information, is it confidential and would its use in the transaction be a violation of trust, a breach of a duty owed to a third party, or operate as a fraud?

c.	Is the information material? Is this information that an investor would consider important in making his or her investment decision? Is this information that would materially effect the market price of the securities if generally disclosed?

d.	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Financial Times, The Wall Street Journal or other publications of general circulation?

If after consideration of the above, you are not certain about whether the information is “inside” information, is material, and/or is non-public, or if you have questions as to whether the proposed transaction may involve the use of material non-public information (whether or not “insider” information) in a fashion which may operate as a fraud, unfairly disadvantage another or otherwise violate the securities laws, you should take the following steps:

a.	Bring the matter immediately to the attention of the Chief Compliance Officer and do not communicate the information to anyone else inside or outside Mondrian other than the Chief Compliance Officer (or, in his absence, his alternate).

b.	Do not purchase or sell the securities on behalf of yourself or others, including client accounts managed by Mondrian.

The Chief Compliance Officer will promptly advise you as to what, if anything, you need to do. If deemed necessary, the Chief Compliance Officer may refer the matter to the Insider Trading Committee. After the Insider Trading Committee has reviewed the issue, you may be given further instructions. The members of the Committee are as follows:

Chief Compliance Officer

Chief Operating Officer

Chief Investment Officer (or equivalent head of the relevant product area)

Investment Director (independent of the relevant product area)

General Counsel

Committee decisions require approval by at least three of the above officers with at least one member from Legal/Compliance and one senior member from the Investment team.

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

2. Restricting Access to Material Non-Public Information

Material, non-public information in your possession that you identify as “inside” or confidential information may not be communicated to anyone, including persons within Mondrian except the Chief Compliance Officer as described above and except that confidential information as to proposed transactions in the portfolios of the funds or advised accounts and proprietary research information properly acquired by Mondrian, its officers, directors and employees, may be communicated within Mondrian as required for the proper conduct of its business. In addition, care should be taken so that such information is secure. For example, files containing material non-public “inside” or confidential information should be sealed and access to computer files containing such information should be restricted.

3. Resolving Issues Concerning Insider Trading

If, after consideration of the items set forth above, doubt remains as to whether information is “inside” information, confidential, material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Chief Compliance Officer before trading or communicating the information to anyone.

4. Restricted List

In order to facilitate compliance with this Policy Statement, Mondrian maintains a Restricted List. The Restricted List identifies companies whose securities have tight restrictions on their trading and recommendation to others by Mondrian employees. This list is also used to monitor trading by Mondrian employees when Mondrian is in possession of certain information.

The Restricted List contains the names of companies whose securities are restricted from trading by ALL Mondrian accounts and/or employees. These securities cannot be purchased, sold, or recommended by any employee and are usually on the list for a specified time period.

Although the reasons for including a company on the Restricted List may vary, a company with publicly traded securities should be considered for inclusion in situations that present a conflict of interest (real or perceived) or where certain personnel are expected to have non-public information about a company. Examples of situations when a company should be put on the Restricted List are:

•	A company is permanently on the Restricted List when an Investment Professional is a member of the company’s board.

•	Companies about which Mondrian possesses material non-public inside information.

The Compliance Team is responsible for maintaining the Restricted List

Employees should notify the Chief Compliance Officer of all companies that should be added to the list. If you are not sure about whether a situation warrants a company being put on the list, please consult with the Chief Compliance Officer.

The Compliance Team will check preclearance requests for issuers on the Restricted List.

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

E. SUPERVISORY PROCEDURES, PREVENTION AND DETECTION

Supervisory Procedures

The role of Legal and Compliance is critical to the implementation and maintenance of Mondrian’s policies and procedures against insider and other fraudulent trading practices. Supervisory Procedures can be divided into two classifications – prevention and detection.

Prevention of Improper Trading

Prevention of improper trading in securities requires that Mondrian establish, maintain and enforce appropriate policies, and that all personnel be aware of and understand these policies, the seriousness with which they are viewed and enforced and the potential sanctions for their violation.

To that end, the Chief Compliance Officer, or where necessary, the Insider Trading Committee, will:

a.	familiarise officers, directors and employees with Mondrian’s policies and procedures.

b.	answer questions regarding Mondrian’s policy and procedures described in this Policy Statement.

c.	resolve issues as to whether information received “inside” or in confidence is material and/or non-public.

d.	review on a regular basis and update as necessary Mondrian’s policy and procedures.

e.	when it has been determined that an officer, director or employee of Mondrian has material non-public “inside” or confidential information,

(1)	implement measures to prevent dissemination or misuse of such information, and

(2)	if necessary, restrict officers, directors and employees from trading the securities.

Detection of Improper Trading

To prevent the misuse in violation of the relevant UK and US federal securities laws and the rules and regulations thereunder, of material non-public information by Mondrian or persons associated with Mondrian, the Compliance Team reviews and compares the securities transactions of advised accounts (both fund and separate accounts) with transactions of employees to detect instances where an employee may have taken advantage of confidential information relating to current or proposed transactions by the funds and accounts, for the employee’s own personal gain.

It should be noted that it is not a violation of Mondrian’s policy or a breach of an employee’s fiduciary duty to Mondrian to purchase or sell securities for the employee’s own account while in possession of proprietary research information properly acquired by Mondrian, its officers, directors or employees, provided that the purchase or sale does not otherwise violate Mondrian’s Policy Statement on Insider Trading and Securities Fraud or any other part of Mondrian’s Code of Ethics.

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

Section V

Rumours Policy

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

FALSE OR MISLEADING RUMOURS POLICY

Background

The FSA, SEC and other market regulators require investment advisors to have adequate controls to prevent the intentional creation or spreading of false information intended to affect securities prices.

Mondrian’s False or Misleading Rumours Policy

A false or misleading rumour means any information that an employee knows or has reasonable grounds for believing is false or misleading. A false or misleading rumour would also be defined as information that would improperly influence the price of a security whether by affecting the entire market, an industry sector or a particular issuer.

No officer or employee of Mondrian shall originate or, except as permitted below, circulate in any manner a false or misleading rumour about a security or its issuer for the purpose of influencing the market price of the security. Where a legitimate business reason exists for discussing such a rumour (for example where a client is seeking an explanation for an erratic share price movement which could be explained by such a rumour), care should be taken to ensure that such a rumour is communicated in a manner that:

☐	sources the origin of the information (where possible);
☐	gives it no additional credibility or embellishment;
☐	makes clear that the information is a rumour; and
☐	makes clear that the information has not been verified.

Staff are required to report promptly to the Chief Compliance Officer when they believe a false or misleading rumour might have been circulated in the company.

As it may not always be clear if information received is a rumour or if it is false or misleading, staff are encouraged to consult with the Chief Compliance officer where there are doubts so that a determination can be made as to the best course of action.

Exceptions to Mondrian’s False or Misleading Rumours Policy

The following communications are permitted under Mondrian’s False or Misleading Rumours Policy to discuss the veracity of the rumour:

☐	discussions of false or misleading rumours among investment personnel and others within the firm who have a business need to know of such rumours;

☐	a discussion of information that is widely circulated in the public media, with the caveat that the source of the information and its unsubstantiated nature must be disclosed.

Compliance with Mondrian’s False or Misleading Rumours Policy

Compliance with Mondrian’s False or Misleading Rumours Policy is required by all staff. The policy is available to all staff on the Mondrian Intranet and Mondrian provides awareness training to staff on a periodic basis.